UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 24, 2011

Circle Entertainment Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33902	36-4612924
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue, 15th Floor, New York, New York		10022
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-796-8174

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

As has been previously disclosed, on April 29, 2010, Circle Entertainment Inc. (the "Company") was notified of having been named as a nominal defendant in a derivative lawsuit filed on April 28, 2010 by stockholders The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P. (collectively, "Huff") on behalf of the Company in the New York Supreme Court in Manhattan, New York (Index No. 650338-10) against the Company’s directors Harvey Silverman, Michael J. Meyer, John D. Miller, Robert Sudack, Paul C. Kanavos and Robert F.X. Sillerman, and Brett Torino, a stockholder and former officer of the Company.

In its lawsuit, Huff alleges that such director defendants and stockholder defendant, as a former officer of the Company, breached their fiduciary duties of care and loyalty to the Company, its creditors and its non defendant stockholders by, among other things, (i) committing or permitting acts of misconduct such as self-dealing and disloyalty, without justifiable excuse, (ii) having the Company cause its former Las Vegas subsidiary to enter into the lock-up and plan support agreement dated October 30, 2009 (the "Lock-Up Agreement") to transfer the Las Vegas subsidiary’s Las Vegas property to entities controlled by Messrs. Sillerman, Kanavos and Torino and (iii) usurping various corporate opportunities with respect to the Las Vegas property for which Huff is seeking on behalf of the Company damages of not less not $100 million, plus punitive damages. In addition, Huff alleges substantially the same claims against defendants Messrs. Kanavos and Torino for which Huff is seeking on behalf of the Company damages of not less than $50 million, plus punitive damages.

The Company was formally served with the lawsuit on May 5, 2010, and filed a motion to dismiss the lawsuit on July 16, 2010. Huff filed an answer to the motion to dismiss on September 3, 2010, and reply papers were filed on October 4, 2010. The Court head oral arguments with respect to the motions on November 16, 2010.

On May 24, 2011, the Court ruled on the Company’s pending motion to dismiss the lawsuit. In its ruling, the Court dismissed the derivative action against the Company’s directors on the basis that Huff failed to plead specific facts to show that the directors’ decision to support the Lock Up Agreement was not protected by the business judgment rule. The Court has granted Huff leave to serve and file an amended compliant with specific facts as to the derivative action within 30 days after service of the Court’s ruling on Huff’s counsel.

With regard to the action against Messrs. Torino and Kanavos individually relating to alleged usurpation of corporate opportunity based on their purchase of retail property across Harmon Boulevard from the Las Vegas property, the Court ruled as follows:

(a) With respect to Mr. Torino, the action was dismissed with prejudice since he was neither an officer nor director of the Company at the time of the corporate opportunity;

(b) With respect to Mr. Kanavos, the action was not dismissed based on procedural grounds. The Court did not make any determination as to the underlying facts of the action. Rather, in accordance with applicable procedure, the Court reviewed Huff’s pleadings and viewed all related inferences in favor of Huff. Therefore, the Court concluded that: (i) it may have been possible for the Company to have the financial ability to pursue the opportunity, (ii) the development of the new retail property may have been sufficiently close to the Company’s business, (iii) the Company may have had an expectancy in the opportunity, and (iv) the opportunity may have come to Mr. Kanavos in his capacity as an officer of the Company rather than in his individual capacity. Huff has 30 days to serve and file a notice to appeal this portion of the ruling.

The following description of the Court’s ruling does not purport to be complete and is qualified in its entirety by reference to the ruling which is available at https://iapps.courts.state.ny.us/fbem/DocumentDisplayServlet?documentId=tirVQewp3WtcwZHyIixAYw==&system=prod

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Circle Entertainment Inc.

May 31, 2011	By:	Mitchell J. Nelson

Name: Mitchell J. Nelson
Title: Executive Vice President, General Counsel and Secretary